SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED NOVEMBER 29, 2005
(TO PROSPECTUS DATED OCTOBER 25, 2005)

                                  $500,429,100
                                  (APPROXIMATE)

                                   CWALT, INC.
                                    DEPOSITOR

                                   [CHL LOGO]
                                     SELLER

                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER

                         ALTERNATIVE LOAN TRUST 2005-69
                                     ISSUER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-69

     This Supplement revises the Prospectus Supplement dated November 29, 2005 to the Prospectus dated October 25, 2005 with respect to the above captioned series of certificates as follows:

                     [text continues on the following page]

                            DEUTSCHE BANK SECURITIES

                The date of this Supplement is December 13, 2005.

1. The definition of "Overcollateralization Target Amount" on page S-56 of the
Prospectus Supplement, is hereby replaced with the following:

     "OVERCOLLATERALIZATION TARGET AMOUNT" means with respect to any
Distribution Date (a) prior to the Stepdown Date, an amount equal to
0.8505467248% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and (b) on or after the Stepdown Date, the greater of (i)
(x) for any Distribution Date on or after the Stepdown Date but prior to the
Distribution Date in December 2011 an amount equal to 2.1263668121% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in
the month of that Distribution Date (after giving effect to unscheduled principal collections received in the related Prepayment Period) and (y) for any
Distribution Date on or after the Stepdown Date and on or after the Distribution
Date in December 2011 an amount equal to 1.7010934497% of the aggregate Stated
Principal Balance of the Mortgage Loans as of the Due Date in the month of that
Distribution Date (after giving effect to unscheduled principal collections received in the related Prepayment Period) and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the
Overcollateralization Target Amount will be the Overcollateralization Target
Amount as in effect for the prior Distribution Date.

                                        2

2. The Decrement Tables for the Class M-2 Certificates on page S-70 and the
Class M-5 Certificates on page S-71 of the Prospectus Supplement are hereby replaced with the following:

          PERCENTAGE OF INITIAL CLASS CERTIFICATE BALANCES OUTSTANDING*

                                                    CLASS M-2                               CLASS M-5
                                                PERCENTAGE OF CPR                       PERCENTAGE OF CPR
                                      -------------------------------------   ------------------------------------
DISTRIBUTION DATE                      10%     15%     25%     35%     50%     10%     15%     25%     35%    50%
-----------------                     -----   -----   -----   -----   -----   -----   -----   -----   -----  -----

Initial..........................      100     100     100     100     100     100     100     100     100    100
November 2006....................      100     100     100     100     100     100     100     100     100    100
November 2007....................      100     100     100     100     100     100     100     100     100    100
November 2008....................      100     100     100     100     100     100     100     100     100    100
November 2009....................      100     100      86      48      17     100     100      86      48      0
November 2010....................      100     100      65      32       8     100     100      65      31      0
November 2011....................      100     100      48      20       0     100     100      48       0      0
November 2012....................      100      68      28      10       0     100      68      20       0      0
November 2013....................       89      56      21       0       0      89      56       0       0      0
November 2014....................       79      47      15       0       0      79      47       0       0      0
November 2015....................       69      39      11       0       0      69      39       0       0      0
November 2016....................       61      32       6       0       0      61      32       0       0      0
November 2017....................       53      27       0       0       0      53      15       0       0      0
November 2018....................       46      22       0       0       0      46       1       0       0      0
November 2019....................       40      18       0       0       0      40       0       0       0      0
November 2020....................       35      15       0       0       0      35       0       0       0      0
November 2021....................       30      12       0       0       0      26       0       0       0      0
November 2022....................       26      10       0       0       0      13       0       0       0      0
November 2023....................       22       5       0       0       0       1       0       0       0      0
November 2024....................       19       0       0       0       0       0       0       0       0      0
November 2025....................       16       0       0       0       0       0       0       0       0      0
November 2026....................       13       0       0       0       0       0       0       0       0      0
November 2027....................       11       0       0       0       0       0       0       0       0      0
November 2028....................        9       0       0       0       0       0       0       0       0      0
November 2029....................        0       0       0       0       0       0       0       0       0      0
November 2030....................        0       0       0       0       0       0       0       0       0      0
November 2031....................        0       0       0       0       0       0       0       0       0      0
November 2032....................        0       0       0       0       0       0       0       0       0      0
November 2033....................        0       0       0       0       0       0       0       0       0      0
November 2034....................        0       0       0       0       0       0       0       0       0      0
November 2035....................        0       0       0       0       0       0       0       0       0      0
Weighted Average Life
  (in years)**...................     13.7    10.0     6.3     4.5     3.9    12.6     9.0     5.7     4.2    3.2

----------------
*    Rounded to the nearest whole percentage.
**   Determined as specified under "Weighted Average Lives of the Offered
     Certificates" herein.